HEALTH INSURANCE INNOVATIONS, INC.

15438 North Florida Avenue, Suite 201

Tampa, Florida 33613

June 14, 2017

Mr. Bruce Telkamp

c/o 444 Castro Street

Mountain View, CA 94041

Re:	Amendment to Employment Agreement

Dear Bruce:

You are currently a party to an Employment Agreement, dated as of July 14, 2014 and amended pursuant to a letter agreement dated May 4, 2015 (collectively, the “Employment Agreement”), with Health Insurance Innovations, Inc. (the “Company”). The purpose of this letter agreement is to set forth certain mutually agreed-upon amendments to your Employment Agreement. For purposes of this letter agreement, capitalized terms appearing but not defined in this letter agreement shall have the meanings set forth in the Employment Agreement.

You and the Company have agreed that, effective as of the date set forth above, your Employment Agreement will be amended as follows:

1.	Section 3(a) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(a) The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $350,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding. During the Term, the Company shall have the right to increase, but not decrease, the Salary. Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

2.	Section 3(d) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(d) Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives of the same level, with the amount of such awards to be determined by the Board in its sole discretion. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board. Executive’s target bonus under the Company’s management bonus plan will be equal to 60% of Executive’s Salary then in effect.

3.	Except as specifically set forth in this letter agreement, the Employment Agreement shall remain in full force and effect in accordance with the terms thereof.

By signing this letter agreement below, you confirm your agreement to the foregoing.

Sincerely,

HEALTH INSURANCE INNOVATIONS, INC.

/S/ Michael D. Hershberger
Name:	Michael D. Hershberger
Its:	Chief Financial Officer

Acknowledged and Agreed as of June 14, 2017.

By:	/S/ Bruce Telkamp
Bruce Telkamp, individually